Exhibit 99.1

News Release United Airlines Worldwide Media Relations 872.825.8640 media.relations@united.com

United Airlines Took Industry-Leading Steps to Manage Historic Impact of COVID-19 in Q2

CHICAGO, July 21, 2020 - United Airlines (UAL) today announced second quarter 2020 financial results, the most difficult financial quarter in its 94-year history, with a net loss of $1.6 billion, and an adjusted net loss¹ of $2.6 billion. Total operating revenues were down 87.1% year-over-year, on an 87.8 percent decrease in capacity year-over-year. The company's total liquidity as of the close of business on Monday, July 20, 2020 was approximately $15.2 billion. United now expects liquidity at the end of the third quarter to be over $18 billion.
Cash burn2 during the second quarter averaged $40 million a day, including $3 million of principal payments and severance expenses. The company currently is forecasting average daily cash burn to be approximately $25 million during the third quarter of 2020 including $6 million of principal repayments and severance expenses.
            United believes it did the best job of matching actual capacity to demand among its largest network peers. The company also expects to finish the quarter with the lowest average daily cash burn among large network carriers.
"I am grateful for the professionalism and dedication of our United team members who persevered through an historic and challenging period to deliver for our customers," said CEO Scott Kirby. "While this unprecedented crisis has been difficult for our team, we expect United produced fewer losses and lower cash burn in the second quarter than any of our large network competitors. We accomplished this by quickly and accurately forecasting the impact that COVID would have on passenger and cargo demand, accurately matching our schedule to that reduced demand, completing the largest debt financing deal in aviation history, and cutting expenses across our business. We believe this quick and aggressive action has positioned United to both survive the COVID crisis and capitalize on consumer demand when it sustainably returns."

Q2 Financial Actions to Mitigate COVID-19 Impact
The company continued to take aggressive action to mitigate the impact of the COVID-19 pandemic by raising liquidity and reducing cash burn. The company is focused on remaining flexible to position the airline to bounce back when demand recovers.

United Airlines Reports Second-Quarter 2020 Performance

•	Since the start of the crisis the company has raised a total of $16.1 billion through debt offerings, stock issuances and the CARES Act Payroll Support Program grant and loan, among other items.

•
As of July 2, raised $6.8 billion in financings secured against MileagePlus Holdings in the form of a $3.8 billion bond and a $3.0 billion term loan, with interest rates of 6.5% and LIBOR plus 5.25%, respectively.

•
Entered into an equity distribution agreement for the issuance and sale from time to time of up to 28 million shares of UAL common stock in "at-the-market" offerings. Utilized the at-the-market program to raise $22 million through the sale of approximately 532,000 shares in the second quarter.

•
The company entered into an agreement with a subsidiary of BOC Aviation Limited to finance through a sale leaseback transaction six Boeing 787-9 and 16 Boeing 737 MAX 9 aircraft that are currently subject to purchase agreements between United and The Boeing Company and are scheduled to deliver in 2020.

•	Raised $250 million in a secured term loan facility.

•	Increased cargo revenue by 36.3% by serving strategic international cargo-only missions and optimizing aircraft capacity with low passenger demand.

•	Reduced total operating costs by 69% versus the second quarter of 2019; excluding special charges[3], reduced operating costs by 54%.

•	Full-year 2020 adjusted capital expenditures[4] are now expected to be approximately $3.7 billion.

•
In third quarter 2020 the company expects consolidated system capacity to be down 65% versus third quarter 2019. The company will continue to proactively evaluate and cancel flights on a rolling 60-day basis until it sees signs of a recovery in demand, and expects demand to remain suppressed until the availability of a widely accepted treatment and/or vaccine for COVID-19.

•	Offered employees comprehensive voluntary separation packages including flight benefits and continuous pay through Nov. 30, 2020 with more than 6,000 employees opting to participate.

United CleanPlus: Keeping Our Customers and Employees Safe

•
Launched United CleanPlus, to reinforce the company's commitment to putting health and safety at the forefront of the entire customer experience, with the goal of delivering an industry-leading standard of cleanliness by partnering with Clorox and experts from the Cleveland Clinic.

•	Require all United flight attendants and passengers to wear face coverings.

•	Among first US airlines to enforce policy that bans customers for refusing to follow mask requirements.

•
This week, the company announced it will now maximize air flow volume for all mainline aircraft high-efficiency particulate air (HEPA) filtration systems during the entire boarding and deplaning process, helping further reduce the spread of COVID-19.

United Airlines Reports Second-Quarter 2020 Performance

•	First major U.S. airline to ask all passengers to complete a health self-assessment during their check-in process based on recommendations from the Cleveland Clinic.

•	As of July 1, all US airports are electrostatic spraying aircraft interiors.

•	Expanded touchless check-in capabilities to kiosks at more than 215 airports.

•	The company offers free COVID-19 testing to all employees, and checks their temperatures before they begin work at all US airports.

•	In May, started providing individually wrapped hand wipes and snack bag with pretzels, Stroopwafel, water, and a hand sanitizer wipe as customers board to reduce touchpoints.

More Space and Flexibility to Build Our Customers' Confidence

•	First airline to contact customers when flights are more than 70% full to give them the opportunity to change their plans for free.

•	Upgauged more than 4,000 flights in May and June to give customers more space on-board. Seat factor[5] in May was 38.0% and in June was 57.8%.

•	United doubled the size of its schedule from June to July - meaning more flights, more seats, and more space onboard for our customers. Our schedule will expand again in August.

•	Expecting a July load factor of 45%, with less than 15% of flights with more than 70% of seats filled.

•	Waiving change fees for tickets bought through July 31, 2020.

Doing Our Part to Help Fight COVID-19 Since Crisis Began

•	Booked over 2,900 in-kind flights for medical professionals to support COVID-19 response in New Jersey/New York and California.

•	More than 19.2 million miles donated by MileagePlus members and 7.6 million miles matched from United to help organizations providing relief during COVID-19.

•	Donated more than 500,000 pounds of food from United Polaris lounges, United Clubs and catering kitchens to local food banks and charities.

•	Over 7,500 face masks were made from upcycled unused ramp uniforms.

•	More than 800 gallons of hand sanitizer produced by United employees in San Francisco for use by United employees.

•	Donated 15,000 pillows, 2,800 amenity kits and 5,000 self-care products to charities and homeless shelters.

•	More than 2.2 million pounds of food and household goods were processed by United employees at the Houston Food Bank.

•	Flew over 78.6 million pounds of medical equipment and personal protective equipment and 2 million pounds of supplies to support military troops.

United Airlines Reports Second-Quarter 2020 Performance

•	Operated over 3,800 cargo-only flights to bring 204,000,000 pounds of cargo to communities in need.

•	More than 2,300 United employees worldwide have volunteered, with over 30,800 hours served.

_____________________________________________________________________________

1 Excludes special charges, nonoperating special termination benefits and settlement losses and unrealized gains and losses on investments. Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are included in the tables accompanying this release.
2 Cash burn is defined as: Net cash from operations, less investing and financing activities. Proceeds from the issuance of new debt (excluding expected aircraft financing), government grants associated with the Payroll Support Program of the CARES Act, issuance of new stock, net proceeds from sale of short-term and other investments and changes in restricted cash balances are not included in this figure.
3 Reconciliations of non-GAAP financial measures to the most directly comparable GAAP measures are included in the tables accompanying this release.
4 Non-cash capital expenditures are not determinable at this time. Accordingly, the Company is not providing capital expenditure guidance on a GAAP basis.
5 Seat factor is defined as total number of seats filled divided by total number of seats. This number includes both revenue and non-revenue customers.

Earnings Call
UAL will hold a conference call to discuss second-quarter 2020 financial results as well as its financial and operational outlook for the third quarter and full year 2020, on Wednesday, July 22, at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at ir.united.com.
The webcast will be available for replay within 24 hours of the conference call and then archived on the website for three months.
About United
United's shared purpose is "Connecting People. Uniting the World." For more information, visit united.com, follow @United on Twitter and Instagram or connect on Facebook. The common stock of United's parent, United Airlines Holdings, Inc., is traded on the Nasdaq under the symbol "UAL".

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and anticipated financial and operating performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as "expects," "will," "plans," "anticipates," "indicates," "remains," "believes," "estimates," "forecast," "guidance," "outlook," "goals," "targets" and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or

United Airlines Reports Second-Quarter 2020 Performance

revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: the duration and spread of the ongoing global COVID-19 pandemic and the outbreak of any other disease or similar public health threat and the impact on our business, results of operations and financial condition; the lenders' ability to accelerate the MileagePlus indebtedness, foreclose upon the collateral securing the MileagePlus indebtedness or exercise other remedies if we are not able to comply with the covenants in the MileagePlus financing agreement; the final terms of borrowing pursuant to the Loan Program under the CARES Act, if any, and the effects of the grant and promissory note through the Payroll Support Program under the CARES Act; the costs and availability of financing; our significant amount of financial leverage from fixed obligations and ability to seek additional liquidity and maintain adequate liquidity; our ability to comply with the terms of our various financing arrangements; the material disruption of our strategic operating plan as a result of the COVID-19 pandemic, and our ability to execute our strategic operating plans in the long term; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); risks of doing business globally, including instability and political developments that may impact our operations in certain countries; demand for travel and the impact that global economic and political conditions have on customer travel patterns; our capacity decisions and the capacity decisions of our competitors; competitive pressures on pricing and on demand; changes in aircraft fuel prices; disruptions in our supply of aircraft fuel; our ability to cost-effectively hedge against increases in the price of aircraft fuel, if we decide to do so; the effects of any technology failures or cybersecurity or significant data breaches; disruptions to services provided by third-party service providers; potential reputational or other impact from adverse events involving our aircraft or operations, the aircraft or operations of our regional carriers or our code share partners or the aircraft or operations of another airline; our ability to attract and retain customers; the effects of any terrorist attacks, international hostilities or other security events, or the fear of such events; the mandatory grounding of aircraft in our fleet; disruptions to our regional network, as a result of the COVID-19 pandemic or otherwise; the impact of regulatory, investigative and legal proceedings and legal compliance risks; the success of our investments in other airlines, including in other parts of the world, which involve significant challenges and risks, particularly given the impact of the COVID-19 pandemic; industry consolidation or changes in airline alliances; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; costs associated with any modification or termination of our aircraft orders; disruptions in the availability of aircraft, parts or support from our suppliers; our ability to maintain satisfactory labor relations and the results of any collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; labor costs; the impact of any management changes; extended interruptions or disruptions in service at major airports where we operate; U.S. or foreign governmental legislation, regulation and other actions (including Open Skies agreements, environmental regulations and the United Kingdom's withdrawal from the European Union); the seasonality of the airline industry; weather conditions; the costs and availability of aviation and other insurance; our ability to realize the full value of our intangible assets and long-lived assets; any impact to our reputation or brand image; and other risks and uncertainties set forth under Part I, Item 1A., "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated by our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and the Company's Current Report on Form 8-K filed June 15, 2020, as well as other risks and uncertainties set forth from time to time in the reports we file with the U.S. Securities and Exchange Commission.

-tables attached-

United Airlines Reports Second-Quarter 2020 Performance

UNITED AIRLINES HOLDINGS, INC
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
(In millions, except per share data)	2020	2019		2020	2019
Operating revenue:
Passenger	$681	$10,486	(93.5)	$7,746	$19,211	(59.7)
Cargo	402	295	36.3	666	581	14.6
Other operating revenue	392	621	(36.9)	1,042	1,199	(13.1)
Total operating revenue	1,475	11,402	(87.1)	9,454	20,991	(55.0)

Operating expense:
Salaries and related costs	2,170	3,057	(29.0)	5,125	5,930	(13.6)
Aircraft fuel	240	2,385	(89.9)	1,966	4,408	(55.4)
Regional capacity purchase	388	715	(45.7)	1,125	1,403	(19.8)
Landing fees and other rent	429	660	(35.0)	1,052	1,248	(15.7)
Depreciation and amortization	618	560	10.4	1,233	1,107	11.4
Aircraft maintenance materials and outside repairs	110	421	(73.9)	544	829	(34.4)
Distribution expenses	31	442	(93.0)	326	802	(59.4)
Aircraft rent	47	73	(35.6)	97	154	(37.0)
Special charges (credits) (B)	(1,449)	71	NM	(1,386)	89	NM
Other operating expenses	528	1,546	(65.8)	1,981	3,054	(35.1)
Total operating expense	3,112	9,930	(68.7)	12,063	19,024	(36.6)

Operating income (loss)	(1,637)	1,472	NM	(2,609)	1,967	NM

Operating margin	(111.0)%	12.9%	NM	(27.6)%	9.4%	NM

Nonoperating income (expense):
Interest expense	(196)	(191)	2.6	(367)	(379)	(3.2)
Interest capitalized	17	21	(19.0)	38	43	(11.6)
Interest income	11	38	(71.1)	37	67	(44.8)
Unrealized gains (losses) on investments, net (B)	9	34	NM	(310)	51	NM
Miscellaneous, net (B)	(207)	(20)	NM	(906)	(28)	NM
Total nonoperating expense	(366)	(118)	210.2	(1,508)	(246)	NM

Income (loss) before income taxes	(2,003)	1,354	NM	(4,117)	1,721	NM

Pre-tax margin	(135.8)%	11.9%	NM	(43.5)%	8.2%	NM

Income tax expense (benefit) (D)	(376)	302	NM	(786)	377	NM
Net income (loss)	$(1,627)	$1,052	NM	$(3,331)	$1,344	NM

Diluted earnings (loss) per share	$(5.79)	$4.02	NM	$(12.59)	$5.07	NM
Diluted weighted average shares	280.7	261.6	7.3	264.6	264.9	(0.1)

NM Not meaningful

United Airlines Reports Second-Quarter 2020 Performance

UNITED AIRLINES HOLDINGS, INC.
PASSENGER REVENUE INFORMATION AND STATISTICS

Passenger revenue information is as follows (in millions, except for percentage changes):

	2Q 2020 Passenger Revenue	2Q 2019 Passenger Revenue (a)	Reporting Adjustments (b)	2Q 2019 Passenger Revenue (b)	Passenger Revenue vs. 2Q 2019 (b)	PRASM vs. 2Q 2019 (b)	Yield vs. 2Q 2019 (b)	Available Seat Miles vs. 2Q 2019	2Q 2020 Available Seat Miles	2Q 2020 Revenue Passenger Miles
Domestic	$542	$6,547	$62	$6,609	(91.8%)	(46.8%)	30.4%	(84.6%)	6,402	2,283

Atlantic	57	1,927	(41)	1,886	(97.0%)	(65.1%)	11.4%	(91.3%)	1,222	323
Pacific	34	1,135	(31)	1,104	(96.9%)	(63.1%)	59.1%	(91.7%)	896	172
Latin America	48	877	10	887	(94.6%)	(15.8%)	66.4%	(93.6%)	443	192
International	139	3,939	(62)	3,877	(96.4%)	(55.5%)	39.2%	(91.9%)	2,561	687

Consolidated	$681	$10,486	$—	$10,486	(93.5%)	(46.9%)	37.8%	(87.8%)	8,963	2,970

(a) As previously reported.
(b) During the third quarter of 2019, United implemented a new revenue accounting software system which allowed it to more precisely determine the geographic regions associated with certain ancillary passenger revenue items. Prior to July 2019, those ancillary revenue items were determined using an allocation method that was based on revenue from passenger travel. While the total passenger revenue is not impacted, the geographic totals for each period are not comparable year-over-year due to the change. The second quarter 2019 passenger revenue presented in the table above reallocates these ancillary items using the revised allocation.

Select operating statistics are as follows:

	Three Months Ended June 30,		% Increase/ (Decrease)		Six Months Ended June 30,		% Increase/ (Decrease)
	2020	2019			2020	2019
Passengers (thousands)	2,813	42,592	(93.4)		33,172	79,046	(58.0)
Revenue passenger miles (millions)	2,970	63,001	(95.3)		46,199	116,098	(60.2)
Available seat miles (millions)	8,963	73,240	(87.8)		69,901	138,885	(49.7)
Passenger load factor:
Consolidated	33.1%	86.0%	(52.9)	pts.	66.1%	83.6%	(17.5)	pts.
Domestic	35.7%	87.5%	(51.8)	pts.	65.6%	85.2%	(19.6)	pts.
International	26.8%	84.0%	(57.2)	pts.	66.8%	81.5%	(14.7)	pts.
Passenger revenue per available seat mile (cents)	7.60	14.32	(46.9)		11.08	13.83	(19.9)
Total revenue per available seat mile (cents)	16.46	15.57	5.7		13.52	15.11	(10.5)
Average yield per revenue passenger mile (cents)	22.93	16.64	37.8		16.77	16.55	1.3
Cargo ton miles	496	831	(40.3)		1,191	1,636	(27.2)
Aircraft in fleet at end of period	1,307	1,344	(2.8)		1,307	1,344	(2.8)
Average stage length (miles)	1,075	1,469	(26.8)		1,347	1,459	(7.7)
Employee headcount (in thousands)	91.8	94.6	(3.0)		91.8	94.6	(3.0)
Average aircraft fuel price per gallon	$1.18	$2.16	(45.4)		$1.76	$2.11	(16.6)
Fuel gallons consumed (millions)	204	1,102	(81.5)		1,114	2,087	(46.6)

Note: See Part II, Item 6, Selected Financial Data, of UAL's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, for definitions of these statistics.

United Airlines Reports Second-Quarter 2020 Performance

Cash burn: The company's management views daily "cash burn" as an important measure in monitoring liquidity in order to assess the company's cash needs without the impact of certain extraordinary actions or events, and the Company believes this provides useful information to investors about the company's liquidity position.

Three Months Ended June, 30 2020
Net cash used by operating activities	$(130)
Cash flows provided by investing activities	812
Cash flows provided by financing activities	2,382
3,064

Adjusted to remove:
Net proceeds from sale of short-term and other investments	838
CARES Act Payroll Support Program ("PSP") grant	3,154
PSP Note	1,309
Secured debt	250
Equity issuances	1,135
Increase in restricted cash balance	1
Total Adjustments	6,687

Adjusted cash burn	$(3,623)
Days in the period	91
Average daily cash burn	$(40)

United Airlines Reports Second-Quarter 2020 Performance

UNITED AIRLINES HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In millions)	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$6,505	$2,762
Short-term investments	958	2,182
Receivables, less allowance for credit losses (2020 — $11; 2019 — $9)	857	1,364
Aircraft fuel, spare parts and supplies, less obsolescence allowance (2020 — $464; 2019 — $425)	955	1,072
Prepaid expenses and other	766	814
Total current assets	10,041	8,194

Total operating property and equipment, net	31,735	30,170
Operating lease right-of-use assets	4,738	4,758

Other assets:
Goodwill	4,523	4,523
Intangibles, less accumulated amortization (2020 — $1,467; 2019 — $1,440)	2,852	3,009
Restricted cash	73	106
Notes receivable, less allowance for credit losses (2020 — $553)	141	671
Investments in affiliates and other, net	798	1,180
Total other assets	8,387	9,489
Total assets	$54,901	$52,611

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Advance ticket sales	$4,950	$4,819
Accounts payable	1,725	2,703
Frequent flyer deferred revenue	840	2,440
Accrued salaries and benefits	1,669	2,271
Current maturities of long-term debt	4,454	1,407
Current maturities of finance leases	93	46
Current maturities of operating leases	598	686
Payroll Support Program deferred credit	1,508	—
Other	558	566
Total current liabilities	16,395	14,938

Long-term liabilities and deferred credits:
Long-term debt	14,318	13,145
Long-term obligations under finance leases	316	220
Long-term obligations under operating leases	5,113	4,946
Frequent flyer deferred revenue	4,830	2,836
Postretirement benefit liability	957	789
Pension liability	2,221	1,446
Deferred income taxes	804	1,736
Other	1,430	1,024
Total long-term liabilities and deferred credits	29,989	26,142
Stockholders' equity	8,517	11,531
Total liabilities and stockholders' equity	$54,901	$52,611

United Airlines Reports Second-Quarter 2020 Performance

UNITED AIRLINES HOLDINGS, INC.
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (UNAUDITED)

(In millions)	Six Months Ended June 30,
	2020	2019
Cash Flows from Operating Activities:
Net cash provided by (used in) operating activities	$(67)	$4,625

Cash Flows from Investing Activities:
Capital expenditures, net of returns of purchase deposits on flight equipment	(1,998)	(2,467)
Purchases of short-term and other investments	(550)	(1,443)
Proceeds from sale of short-term and other investments	1,774	1,484
Other, net	14	(10)
Net cash used in investing activities	(760)	(2,436)

Cash Flows from Financing Activities:
Proceeds from issuance of short-term debt	2,750	—
Proceeds from issuance of long-term debt	1,669	996
Proceeds from equity issuance	1,135	—
Payments of long-term debt	(523)	(473)
Repurchases of common stock	(353)	(1,062)
Principal payments under finance leases	(41)	(63)
Capitalized financing costs	(48)	(30)
Other, net	(18)	(30)
Net cash provided (used) in financing activities	4,571	(662)
Net increase in cash, cash equivalents and restricted cash	3,744	1,527
Cash, cash equivalents and restricted cash at beginning of the period	2,868	1,799
Cash, cash equivalents and restricted cash at end of the period	$6,612	$3,326

Investing and Financing Activities Not Affecting Cash:
Property and equipment acquired through the issuance of debt	$327	$220
Property and equipment acquired through other financial liabilities	280	—
Lease modifications and lease conversions	470	36
Right-of-use assets acquired through operating leases	48	99
Property and equipment acquired through finance leases	19	8

United Airlines Reports Second-Quarter 2020 Performance

UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION

(A) UAL evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (GAAP) and Non-GAAP financial measures, including adjusted operating income (loss), adjusted operating margin, adjusted pre-tax income (loss), adjusted pre-tax margin, adjusted net income (loss), adjusted diluted earnings (loss) per share and CASM, excluding special charges, third-party business expenses, fuel, and profit sharing, among others. UAL believes that adjusting for special charges and for nonoperating credit losses and nonoperating special termination benefits and settlement losses is useful to investors because these items are not indicative of UAL's ongoing performance. UAL believes that adjusting for unrealized (gains) losses on investments, net is useful to investors because those unrealized gains or losses may not ultimately be realized on a cash basis. UAL believes that adjusting for interest expense related to finance leases of Embraer ERJ 145 aircraft is useful to investors because of the accelerated recognition of interest expense.

CASM is a common metric used in the airline industry to measure an airline's cost structure and efficiency. UAL reports CASM excluding special charges, third-party business expenses, fuel and profit sharing. UAL believes that adjusting for special charges is useful to investors because special charges are not indicative of UAL's ongoing performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties and fuel sales, provides more meaningful disclosure because these expenses are not directly related to UAL's core business. UAL also believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management's performance excluding the effects of a significant cost item over which management has limited influence. UAL excludes profit sharing because this exclusion allows investors to better understand and analyze our operating cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

Reconciliations of reported non-GAAP financial measures to the most directly comparable GAAP financial measures are included below.

	Three Months Ended June 30,		% Increase/ (Decrease)	Six Months Ended June 30,		% Increase/ (Decrease)
	2020	2019		2020	2019
CASM (cents)
Cost per available seat mile (CASM) (GAAP)	34.72	13.56	156.0	17.26	13.70	26.0
Special charges (B)	(16.17)	0.10	NM	(1.98)	0.07	NM
Third-party business expenses	0.65	0.05	NM	0.15	0.05	200.0
Fuel expense	2.68	3.26	(17.8)	2.81	3.17	(11.4)
Profit sharing, including taxes	—	0.22	(100.0)	—	0.14	(100.0)
CASM, excluding special charges, third-party business expenses, fuel, and profit sharing (Non-GAAP)	47.56	9.93	379.0	16.28	10.27	58.5
NM Not Meaningful

United Airlines Reports Second-Quarter 2020 Performance

UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended June 30,		Increase/ (Decrease)	% Increase/ (Decrease)	Six Months Ended June 30,		Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	2020	2019			2020	2019
Operating expenses (GAAP)	$3,112	$9,930	$(6,818)	(68.7)	$12,063	$19,024	$(6,961)	(36.6)
Special charges (credit) (B)	(1,449)	71	(1,520)	NM	(1,386)	89	(1,475)	NM
Operating expenses, excluding special charges	4,561	9,859	(5,298)	(53.7)	13,449	18,935	(5,486)	(29.0)
Adjusted to exclude:
Third-party business expenses	58	41	17	41.5	102	71	31	43.7
Fuel expense	240	2,385	(2,145)	(89.9)	1,966	4,408	(2,442)	(55.4)
Profit sharing, including taxes	—	161	(161)	(100.0)	—	194	(194)	(100.0)
Adjusted operating expenses (Non-GAAP) (A)	$4,263	$7,272	$(3,009)	(41.4)	$11,381	$14,262	$(2,881)	(20.2)

Operating income (loss) (GAAP)	$(1,637)	$1,472	$(3,109)	NM	$(2,609)	$1,967	$(4,576)	NM
Adjusted to exclude:
Special charges (credits) (B)	(1,449)	71	(1,520)	NM	(1,386)	89	(1,475)	NM
Adjusted operating income (Non-GAAP) (A)	$(3,086)	$1,543	$(4,629)	NM	$(3,995)	$2,056	$(6,051)	(294.3)

Operating margin	(111.0)%	12.9%	(123.9)	pts.	(27.6)%	9.4%	(37.0)	pts.
Adjusted operating margin (Non-GAAP) (A)	(209.2)%	13.5%	(222.7)	pts.	(42.3)%	9.8%	(52.1)	pts.

Pre-tax income (loss) (GAAP)	$(2,003)	$1,354	$(3,357)	NM	$(4,117)	$1,721	$(5,838)	(339.2)
Adjusted to exclude:
Special charges (credit) (B)	(1,449)	71	(1,520)	NM	(1,386)	89	(1,475)	NM
Termination benefits and settlement losses (B)	231	—	231	NM	231	—	231	NM
Unrealized (gains) losses on investments, net (B)	(9)	(34)	25	NM	310	(51)	361	NM
Loss on BRW term loan and guarantee (B)	—	—	—	NM	697	—	697	NM
Interest expense on ERJ 145 finance leases (C)	—	25	(25)	NM	—	46	(46)	NM
Adjusted pre-tax income (loss) (Non-GAAP) (A)	$(3,230)	$1,416	$(4,646)	NM	$(4,265)	$1,805	$(6,070)	(336.3)

Pre-tax margin	(135.8)%	11.9%	(147.7)	pts.	(43.5)%	8.2%	(51.7)	pts.
Adjusted pre-tax margin (Non-GAAP) (A)	(219.0)%	12.4%	(231.4)	pts.	(45.1)%	8.6%	(53.7)	pts.

Net income (loss) (GAAP)	$(1,627)	$1,052	$(2,679)	NM	$(3,331)	$1,344	$(4,675.0)	(347.8)
Adjusted to exclude:
Special charges (credit) (B)	(1,449)	71	(1,520)	NM	(1,386)	89	(1,475)	NM
Termination benefits and settlement losses (B)	231	—	231	NM	231	—	231	NM
Unrealized (gains) losses on investments, net (B)	(9)	(34)	25	NM	310	(51)	361	NM
Loss on BRW term loan and guarantee (B)	—	—	—	NM	697	—	697	NM
Interest expense on ERJ 145 finance leases (C)	—	25	(25)	NM	—	46	(46)	NM
Income tax expense (benefit) related to adjustments above, net of valuation allowance	241	(14)	255	NM	227	(19)	246	NM
Adjusted net income (loss) (Non-GAAP) (A)	$(2,613)	$1,100	$(3,713)	NM	$(3,252)	$1,409	$(4,661)	(330.8)

Diluted earnings (loss) per share (GAAP)	$(5.79)	$4.02	$(9.81)	NM	$(12.59)	$5.07	$(17.66)	(348.3)
Adjusted to exclude:
Special charges (credit) (B)	(5.17)	0.27	(5.44)	NM	(5.24)	0.34	(5.58)	NM
Termination benefits and settlement losses (B)	0.82	—	0.82	NM	0.87	—	0.87	NM
Unrealized (gains) losses on investments, net (B)	(0.03)	(0.13)	0.10	NM	1.17	(0.19)	1.36	NM
Loss on BRW term loan and guarantee (B)	—	—	—	NM	2.64	—	2.64	NM
Interest expense on ERJ 145 finance leases (C)	—	0.10	(0.10)	NM	—	0.17	(0.17)	NM
Income tax expense (benefit) related to adjustments, net of valuation allowance	0.86	(0.05)	0.91	NM	0.86	(0.07)	0.93	NM
Adjusted diluted earnings (loss) per share (Non-GAAP) (A)	$(9.31)	$4.21	$(13.52)	NM	$(12.29)	$5.32	$(17.61)	(331.0)

NM Not Meaningful

United Airlines Reports Second-Quarter 2020 Performance

UNITED AIRLINES HOLDINGS, INC.
NON-GAAP FINANCIAL RECONCILIATION (Continued)

UAL believes that adjusting capital expenditures for assets acquired through the issuance of debt, finance leases and other financial liabilities is useful to investors in order to appropriately reflect the total amounts spent on capital expenditures. UAL also believes that adjusting net cash provided by operating activities for capital expenditures, adjusted capital expenditures, and aircraft operating lease additions is useful to allow investors to evaluate the company's ability to generate cash that is available for debt service or general corporate initiatives.

	Three Months Ended June 30,		Six Months Ended June 30,
Capital Expenditures (in millions)	2020	2019	2020	2019
Capital expenditures (GAAP)	$39	$858	$1,998	$2,467
Property and equipment acquired through the issuance of debt	218	128	327	220
Property and equipment acquired through finance leases	—	—	19	8
Property and equipment acquired through other financial liabilities	280	—	280	—
Adjustment to property and equipment acquired through other financial liabilities (a)	(53)	—	(53)	—
Adjusted capital expenditures (Non-GAAP)	$484	$986	$2,571	$2,695

Free Cash Flow (in millions)
Net cash provided by operating activities (GAAP)	$(130)	$2,710	$(67)	$4,625
Less capital expenditures	39	858	1,998	2,467
Free cash flow, net of financings (Non-GAAP)	$(169)	$1,852	$(2,065)	$2,158

Net cash provided by operating activities (GAAP)	$(130)	$2,710	$(67)	$4,625
Less adjusted capital expenditures (Non-GAAP)	484	986	2,571	2,695
Less aircraft operating lease additions	12	7	33	7
Free cash flow (Non-GAAP)	$(626)	$1,717	$(2,671)	$1,923

(a) United entered into an agreement with BOC Aviation (USA) Corporation ("BOCA"), a subsidiary of BOC Aviation Limited, to finance through a sale and leaseback transaction six new Boeing model 787-9 aircraft and 16 new Boeing model 737-9 MAX aircraft subject to purchase agreements between United and Boeing. In connection with delivery of each aircraft from Boeing, United will assign its right to purchase such aircraft to BOCA, and simultaneous with BOCA's purchase from Boeing, United will enter into a long-term lease for such aircraft with BOCA. Two Boeing model 787-9 aircraft were delivered in the second quarter of 2020 under this transaction (and each is presently subject to a long-term lease from BOCA to United), and the remaining 20 aircraft are scheduled to be delivered through the end of 2020. Upon delivery, the company will account for 14 aircraft which have a repurchase option at a price other than fair value as part of Flight equipment on the company's balance sheet and the related obligation as Other liabilities (current and noncurrent) since they do not qualify for sale recognition. If the repurchase option is not exercised, these aircraft will be accounted for as leased assets at the time of the option expiration and the related assets and liabilities will be adjusted to the present value of the remaining lease payments at that time. This adjustment reflects the difference between the recorded amounts and the present value of future lease payments at inception.

United Airlines Reports Second-Quarter 2020 Performance

UNITED AIRLINES HOLDINGS, INC.
NOTES (UNAUDITED)

(B) Special charges (credit) and unrealized (gains) losses on investments, net include the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2020	2019	2020	2019
Operating:
CARES Act grant	$(1,589)	$—	$(1,589)	$—
Impairment of assets	80	61	130	69
Severance and benefit costs	63	6	63	12
(Gains) losses on sale of assets and other special charges	(3)	4	10	8
Total operating special charges (credit)	(1,449)	71	(1,386)	89

Nonoperating special termination benefits and settlement losses	231	—	231	—
Nonoperating unrealized (gains) losses on investments, net	(9)	(34)	310	(51)
Nonoperating credit loss on BRW Aviation Holding LLC and BRW Aviation LLC ("BRW") term loan and related guarantee	—	—	697	—
Total nonoperating special charges and unrealized (gains) losses on investments	222	(34)	1,238	(51)
Total operating and nonoperating special charges (credit) and unrealized (gains) losses on investments	(1,227)	37	(148)	38
Income tax expense (benefit), net of valuation allowance	241	(8)	227	(8)
Total operating and non-operating special charges (credit) and unrealized (gains) losses on investments, net of income taxes	$(986)	$29	$79	$30

CARES Act grant. During the three and six months ended June 30, 2020, the company received $4.5 billion in funding pursuant to the Payroll Support Program under the CARES Act, which consists of $3.2 billion in a grant and $1.3 billion in an unsecured loan. The company recorded $57 million in warrants issued to the U.S. Treasury Department, within stockholder's equity, as an offset to the grant proceeds. As of June 30, 2020, we recognized $1.6 billion of the grant as a credit to special charges (credit) with the remaining $1.5 billion recorded as a deferred credit on our balance sheet. We expect to recognize the remainder of the grant proceeds, including additional proceeds expected in July, from the Payroll Support Program as Special charge (credit) by the end of 2020 as the salaries and wages the grant is intended to offset are incurred.
Impairment of assets: During the three and six months ended June 30, 2020, the company recorded impairment charges of $80 million and $130 million, respectively, for its China routes. The company conducted impairment reviews of certain intangible assets in the first and second quarters of 2020, which consisted of a comparison of the book value of those assets to their fair value calculated using the discounted cash flow method. Due to the COVID-19 pandemic and the subsequent suspension of flights to China, the company determined that the value of its China routes had been impaired in the first quarter of 2020. The additional impairment in the second quarter of 2020 was the result of a further delay in the expected return of full capacity to the China markets.
During the three months ended June 30, 2019, the company recorded a $47 million impairment for aircraft engines removed from operations, a $6 million charge for the early termination of several regional aircraft finance leases and $8 million in other miscellaneous impairments. During the six months ended June 30, 2019, in addition to the charges described above, the company recorded an $8 million fair value adjustment for aircraft purchased off lease.
Severance and benefit costs: During the three and six months ended June 30, 2020, the company recorded $63 million related to pay continuation and benefits provided to employees that chose to voluntarily separate from the company.
During the three and six months ended June 30, 2019, the company recorded $6 million and $10 million, respectively, of management severance. During the six months ended June 30, 2019, the company recorded $2 million of severance and benefit costs primarily related to a voluntary early-out program for its technicians and related employees represented by the International Brotherhood of Teamsters. In the first quarter of 2017, approximately 1,000 technicians and related employees elected to voluntarily separate from the company and received a severance payment, with a maximum value of $100,000 per participant, based on years of service, with retirement dates through early 2019.
Nonoperating special termination benefits and settlement losses: During the three and six months ended June 30, 2020, the company recorded $231 million of settlement losses related to the company's primary defined benefit pension plans covering certain U.S. non-pilot employees, and special termination benefits offered, under voluntary separation programs, to certain front-line U.S. based employees participating in the non-pilot defined benefit pension plan and postretirement medical programs.
Nonoperating unrealized (gains) losses on investments, net: During the three and six months ended June 30, 2020, the company recorded gains of $9 million and losses of $286 million, respectively. primarily for changes in the market value of its investment in Azul Linhas Aéreas Brasileiras S.A. ("Azul"). During the six months ended June 30, 2020, the company recorded a loss of $24 million for the decrease in fair value of the AVH share call options, AVH share appreciation rights, and AVH share-based upside sharing agreement (collectively, the "AVH Derivative Assets") that United obtained as part of the BRW term loan agreement and related agreements with Kingsland Holdings Limited.

United Airlines Reports Second-Quarter 2020 Performance

During the three and six months ended June 30, 2019, the company recorded gains of $38 million and $52 million, respectively, for the change in market value of its investment in Azul. During the three and six months ended June 30, 2019, the company recorded losses of $4 million and $1 million, respectively, for the change in fair value of the AVH Derivative Assets.

Nonoperating credit loss on BRW term loan and related guarantee: During the six months ended June 30, 2020, the company recorded a $697 million expected credit loss allowance for the BRW term loan and related guarantee. United recorded the allowance based on United's assessment of Avianca Holdings S.A.'s ("AVH") financial uncertainty due to its high level of leverage and the fact that the airline has currently ceased operations due to the COVID-19 pandemic. BRW's equity and BRW's holdings of AVH equity are secured as a pledge under the BRW term loan, which is currently in default.
(C) Interest expense related to finance leases of Embraer ERJ 145 aircraft
During the third quarter of 2018, United entered into an agreement with the lessor of 54 Embraer ERJ 145 aircraft to purchase those aircraft in 2019. The provisions of the new lease agreement resulted in a change in accounting classification of these new leases from operating leases to finance leases up until the purchase date. The company recognized $25 million and $46 million of additional interest expense in the three and six months ended June 30, 2019, respectively, as a result of this change.
(D) Effective tax rate
The company's effective tax rate for the three and six months ended June 30, 2020 was 18.8% and 19.1%, respectively. The effective tax rate for the three and six months ended June 30, 2019 and 22.3% and 21.9%, respectively. The provision for income taxes is based on the estimated annual effective tax rate which represents a blend of federal, state and foreign taxes and includes the impact of certain nondeductible items and the impact of a change in the company's mix of domestic and foreign earnings (losses). The three and six months ended June 30, 2020 rate was impacted by $64 million and $130 million, respectively, of valuation allowance related to unrealized capital losses.

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